EXHIBIT 5
June 14, 2007
Wireless Ronin Technologies, Inc.
14700 Martin Drive
Eden Prairie, Minnesota 55344
Gentlemen:
     We have served as counsel for Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form SB-2, Registration no. 333-142999 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the additional Registration Statement on Form SB-2 (the “Abbreviated Registration Statement”) filed pursuant to Rule 462(b) under the Act.
     In connection with rendering this opinion, we have reviewed the following:
          1. The Company’s Articles of Incorporation, as amended;
          2. The Company’s Bylaws, as amended; and
          3. Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the shares of common stock covered by the Abbreviated Registration Statement.
          Based upon the foregoing and upon representations and information provided by the Company, we hereby advise you that in our opinion that upon the delivery and payment therefor in accordance with the terms of the Abbreviated Registration Statement and the related underwriting agreement, the Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion in connection with the Abbreviated Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading “Legal Matters.”

Very truly yours,
/s/ BRIGGS AND MORGAN,
Professional Association